UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

CDW CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THIS FILING INCLUDES AN EMAIL FROM CDW’S CHIEF EXECUTIVE OFFICER, JOHN EDWARDSON, TO CDW’S COWORKERS ON JULY 2, 2007.

Update from John on MDP Transaction

Today, CDW filed a document with the U.S. Securities and Exchange Commission (SEC) containing detailed information related to the proposed transaction with Madison Dearborn Partners. This document is called a preliminary proxy statement, and it provides CDW shareholders with information to consider so they can make a decision about whether to vote for the proposed transaction. The final (called “definitive”) version of the proxy statement will be distributed to CDW shareholders once we have cleared review with the SEC and prior to the shareholders meeting, which will be scheduled at a later date. We will let you know when the definitive proxy statement is filed with the SEC.

Go-Shop Period Ends

In addition, you may recall the proposed transaction featured a “go-shop” period in which CDW’s Board would “shop” for offers to buy the company at a higher price. The “go-shop” period has ended. We have not received any additional indications of interest, and CDW can no longer solicit any other proposals.

Providence Equity Partners

Recently, Providence Equity Partners agreed to partner with MDP to jointly provide the majority of the equity financing for the transaction. Providence Equity is a leading private equity firm headquartered in Providence, Rhode Island and focused on media, entertainment, communications and information services. The firm manages funds with approximately $21.0 billion in equity commitments and has invested in more than 100 companies globally since its inception in 1989.

For Now…

CDW continues to work to close the transaction as quickly as possible, and we still feel confident that we can complete the transaction by the second half of the third quarter or early fourth quarter. Please remember that CDW continues to be a public company and will be until the proposed transaction actually closes. So until then, we are still are required to operate as a public company. In addition, it’s important that we all stay focused on providing a superior customer experience every day.

The leadership team and I have been impressed with how you have kept your eye on the ball and worked hard to serve our customers. Thank you for everything you do. We will keep you informed with updates throughout this process. In the meantime, let your manager, EC member, or me know of any questions you may have.

Nobody Does It Better!

John

Where You Can Find Additional Information

In connection with the proposed merger between CDW and Madison Dearborn Partners LLC, CDW filed a preliminary proxy statement with the SEC on July 2, 2007. CDW will also file with the SEC, and furnish to its shareholders, a definitive proxy statement soliciting proxies for the meeting of its shareholders to be called with respect to the Merger. CDW SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THEM BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. CDW shareholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. CDW shareholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents by directing a request by mail or telephone to CDW Corporation, 200 N. Milwaukee Ave., Vernon Hills, Illinois 60061, Attention: Corporate Secretary, telephone: (847) 465-6000, or from CDW’s website, http://www.cdw.com.

CDW and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from shareholders of CDW with respect to the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies is set forth in the preliminary proxy statement described above.

Statements about the expected timing, completion and effects of the proposed merger between CDW and Madison Dearborn Partners, LLC, and all other statements in this filing other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, each of which is qualified in its entirety by reference to the following cautionary statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. CDW may not be able to complete the proposed merger because of a number of factors, including, among other things, the failure to obtain shareholder approval, the failure of financing or the failure to satisfy other closing conditions. Other risks and uncertainties that may affect forward-looking statements are described in the reports filed by CDW with the SEC under the Securities Exchange Act of 1934, as amended, including without limitation CDW’s Annual Report on Form 10-K for the year ended December 31, 2006.